Exhibit 4.4

SILVER STATE BANK

NONQUALIFIED STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) dated                      is between Silver State Bank (the “Bank”) and                      (the “Grantee”).

Whereas, pursuant to the Silver State Bank 1997 Stock Option Plan (the “Plan”), a copy of which is attached hereto, the Board of Directors of the Bank has authorized granting to the Grantee a nonqualified stock option to purchase all or any part of              authorized but unissued shares of the Bank’s common stock for cash at the price of                                  per share, such option to be for the term and upon the terms and conditions hereinafter stated.

1.	Definitions

Unless the context clearly indicates otherwise, the following terms, when used in the Agreement, shall have the following meanings:

2.1	“Beneficiary” shall be the person or persons who shall acquire the right to exercise an Option by bequest or inheritance.

2.2	“Board of Directors” or “Board” means the Board of Directors of the Bank.

2.3	“Code” means the Internal Revenue Code of 1986 as amended from time to time.

2.4	“Grantee” means the person to whom an Option has been granted.

2.5	“Option” means an option to purchase shares of the Bank’s common stock.

2.6	“Term” means the period during which the Options may be exercised.

2.	Administration

The Agreement will be administered by the Board. The Board shall have authority to interpret the Agreement, to adopt and revise rules and regulations relating to the Agreement, and to make any other determinations which it believes necessary or advisable for the administration of the Agreement. The Board’s determinations under the Plan, including without limitation, determinations as to the persons to receive awards, the terms and provisions of such Options, and the agreements evidencing the same, need not be uniform and may be made by it selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

3.	Nonqualified Stock Options

It is intended that the Options granted hereunder will not qualify as incentive stock options under Section 422 (b) of the Code and therefore are nonqualified stock options.

4.	Number and Source of Shares Granted

The Bank hereby grants options under the Agreement for                      shares of common stock (Shares) (subject to adjustment pursuant to section 10 below) which shall be provided by the issuance of Shares authorized but unissued.

5.	Exercise Price

The exercise price for Options granted under this Agreement will be                      per share.

6.	Term of Options

The Term of the Options will be ten years. Any Options not exercised within ten years will be forfeited.

7.	Vesting

This option shall be exercisable as to twenty-five percent (25%) of the total number of shares acquirable by this option on the first anniversary date of the grant of this stock option, an additional twenty-five percent (25%) of the total number of shares acquirable by this option on the second anniversary date of the date of the grant of this stock option, an additional twenty-five percent (25%) of the total number of shares acquirable by this option on the third anniversary date of the date of the grant of this option, and the remaining twenty-five percent (25%) of the total number of shares acquirable by this option on the fourth anniversary date of the date of the grant of this stock option.

8.	Exercise of Options By Grantee

a.	Options shall be exercised by delivering or mailing to the Board;

(1)	a notice, in the form and in the manner substantially as shown in Exhibit A to the Stock Option Plan, specifying the number of Shares to be purchased, and

(2)	payment in full of the exercise price for the Shares purchased.

b.	Upon receipt of the notice of exercise and upon payment of the exercise price, the Bank shall promptly deliver to the Grantee a certificate or certificates for the Shares purchased, without charge to him for issue or transfer tax.

c.	An Option may be exercised during the lifetime of the Grantee only by him.

9.	Exercise of Options After Death, Disability, Retirement or Other Termination of Employment

In the event of the Grantee’s retirement or disability, such Options may by exercised by the Grantee any time prior to the thirty-first day immediately following the date of his retirement or the date the Board determined the Grantee is disabled.

In the event of the Grantee’s death, the exercise of any Options under the Plan shall be made by his Beneficiary within the 30 days immediately following the transfer of such Options from the Grantee’s estate to the Beneficiary.

In the event of termination of employment of the Grantee for any other reason, all Options may be exercised within 30 days of such termination, unless such termination is “for cause,” in which case Options granted to the Grantee are automatically forfeited as of the date of such termination and are nonexercisable. For the purposes of this Agreement, a termination “for cause” means a termination due to any of the following events:

(i)	conviction of the Grantee for any acts that constitute embezzlement, theft, misappropriation of funds, or a continuing violation of governmental regulations;

(ii)	conviction of the Grantee for the commission of a felony, as defined under Nevada law, or a crime of moral turpitude, in which event the Grantee’s employment shall terminate upon the initial conviction.

10.	Changes in Capital and Corporate Structure

In the event of any change in the outstanding shares of common stock of the Bank by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall proportionately adjust, in an equitable manner, the number of Options held by the Grantee under the Agreement.

11.	Effect of Merger of Other Reorganization

If the Bank shall be the surviving corporation in a merger or other reorganization, Option rights shall extend to stock and securities of the Bank to the same extent that a holder of that number of Options immediately before the merger or consolidation would be entitled to have. If the Bank (i) dissolves, sells substantially all of its assets, sells more than fifty one percent of the Bank’s outstanding Shares of common stock, or is a party to a merger or other reorganization in which it is not the surviving corporation or (ii) more than fifty one percent of the Bank’s outstanding shares or common stock or voting rights thereto are purchased or acquired by any person, entity or group of persons and/or entities acting in concert (“Corporate Event”) then each Option shall be exercisable in full within the period of 30 days before the date of such dissolution, sale, merger, or Corporate Event without regard to the vesting provision as described in paragraph 7 above.

12.	Stockholder Rights

The Grantee shall not have any rights of a stockholder by virtue of an Option except with respect to Shares actually issued to him.

13.	Nontransferability

Options granted under the Agreement, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to executive, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of any Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall by null and void and without effect.

14.	Withholding

The Bank shall have the right to deduct from all Option gains pursuant to the Agreement any taxes required by law to be withheld with respect to such gains.

15.	Miscellaneous Provisions

a.	Neither the Agreement nor any action taken hereunder shall be construed as giving the Grantee any right to be retained in the employ of the Bank.

b.	Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

c.	The obligation of the Bank to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules, and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Bank.

d.	Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any employee or other optionee the right to continue employment of the Bank or any subsidiary or affect any right which the Bank or any subsidiary may have to terminate the employment of such key employee or other optionee.

e.	No optionee shall have any right as a shareholder unless and until certificates for shares of Common Stock are issued to him.

f.	If under any provision of the Plan which requires a computation of the number of shares of common stock subject to an Option, the number so computed is not a whole number of shares of common stock, such number of shares of common stock shall be rounded down to the next whole number.

16.	Governing Law

The Agreement shall be construed and its provisions enforced and administered in accordance with the laws of the State of Nevada except to the extent that such laws may be superseded by federal law.

GRANTEE	SILVER STATE BANK

By:	By:

Title: